Exhibit 1.2

English translation for information purposes only. In the event of discrepancy, the Spanish original will prevail.

CEMEX, S.A.B. de C.V.

Summary of the resolutions adopted at the Extraordinary General Shareholders’ Meeting held on March 25, 2021, being represented 43,821’309,940 (forty-three billion, eight hundred twenty-one million, three hundred nine thousand, nine hundred forty) shares of the 44,186,912,178 (forty-four billion one hundred eighty-six million nine hundred twelve thousand one hundred seventy-eight) shares with voting rights that constitute the capital stock which represents 99.173% (ninety-nine point one hundred seventy-three thousandths percent) of the outstanding share capital.

In relation to the First Item on the Agenda, by majority vote in favor and with the opposing vote of 3’946,790 (three million, nine hundred forty-six thousand, seven hundred ninety) shares, the following Agreements was made:

FIRST:	The following amendments to article 2 of CEMEX’s bylaws are approved, and the article shall now read as follows:

“—-ARTICLE 2. CORPORATE PURPOSE.- The Company’s corporate purpose is to participate in corporations and civil associations, civil organizations and in all other types of domestic and foreign companies, through subscription and/or purchase of their shares, stocks, assets and rights and otherwise dispose and enter into any type of acts or contracts regarding such shares, stocks, assets and rights, and for the fulfillment of its corporate purpose, the Company may, directly or indirectly through third parties, enter into or execute all kinds of acts, operations and civil or commercial contracts, specialized services or works or of any kind, that are conducive to, accessory to, necessary for or convenient for the effective achievement of its corporate purpose through the activities indicated below:

—- A) The manufacture, sale or purchase, distribution, transportation, importation, exportation, exploitation and the industrial and commercial use of cement and, in general, any type of building materials.

—- B) The production, distribution, importation, exportation, supply, assembly, transportation, hauling, pumping, consignment, sale or purchase, storage, mediation, agency, exploitation, marketing and industrial and commercial use in general of cement, concrete, mortar, clay, limestone, gypsum, gravel, sand, iron ore, raw materials used in the manufacture of cement and, in general all kinds of building materials.

—- C) The manufacture, sale, distribution, pumping, transportation, import, export, exploitation, use and industrial and commercial utilization of aggregates, ready-mixed concrete, its additives and components and, in general, all types of pieces and prestressed concrete objects, preconcretes, tubes and construction materials, concrete blocks and precast concrete elements.

—- D) The establishment of concrete, cement and asphalt manufacturing plants with dependencies focusing on obtaining and triturating aggregates, dosing and mixing these and hauling, placing and consolidating its products.

—- E) To be the holder of Exploration and/or Exploitation of Mining Concessions, in order to explore and/or exploit the minerals or substances subject to the Mining Law (Ley Minera) in full force and effect, in accordance with the provisions of article 11 of said law.

—- F) Be the holder of, Ordinary and/or Extraordinary General Permits for the purchase, storage and consumption or purchase and consumption of explosive materials, for the construction industry and for the mining industry, in order to exploit the stone and mineral materials, respectively, in accordance with the provisions of articles 37 and 42 of the Federal Firearms and Explosives Law (Ley Federal de Armas de Fuego y Explosivos).

—- G) The transportation of merchandise and products in modality of general cargo, waste and/or hazardous materials and bulky and/or heavy weight materials, exploitation and use of the General Ways of Communication (Vías Generales de Comunicación) or their services and related under the concessions or permits granted by the Federal Executive as applicable; or, through the concessions or permits that the Company receives in contribution, transfer or in right of its Partners and authorized by the competent authorities.

—- H) The exploitation of specialized services of general cargo, waste and/or hazardous materials and bulky and/or heavy objects related to the concessions and permits granted by the authorities of the federal entities of the country.

—- I) The use of roads in general and their connection with other means of transport, through the Agreements that are entered into, in order to offer the public user an efficient and safe service.

—- J) Verification of official Mexican standards and serve as an approved and accredited inspection and verification unit to perform the procedures for evaluating the specifications and physical-mechanical and safety conditions for the operation of roads and bridges under the federal jurisdiction of motor transportation cargo, in compliance with Mexican official standards.

—- K) The training and preparation of Drivers of the Federal Motor Carrier and Private Transport Service (Conductores del Servicio de Autotransporte Federal y Transporte Privado).

—- L) The specialized workshop maintenance and repair service, as well as the sale of spare parts and technical equipment to third parties.

—- M) The development, purchase, sale, import, export, assembly and marketing of bags, packs and all types of packaging of any material, as well as the raw materials necessary for that purpose.

—- N) The industrial and commercial use of wastewater through its treatment and reuse.

—- Ñ) The use, exploitation and utilization of public property, for the handling of fluids and the use of goods and the provision of port services that constitute the port operation under the terms of the Ports Act (Ley de Puertos), classified as maneuvering services for the transfer of goods or merchandise, such as loading, unloading, stacking, storage, stowage and haulage within the port, by any of the modalities provided by such law, including, but not limited to, obtaining concessions, permits, authorizations and partial assignments of rights.

—- O) Logistic services associated with the oil industry, as well as operation management of asphalt emulation plants.

—- P) The Treatment and refining of Oil, the processing of Natural Gas and the export and import of Hydrocarbons and Petroleum, as well as the Transportation, Storage, Distribution, compression, liquefaction, decompression, regasification, commercialization and Public Expense of Hydrocarbons, Petroleum or Petrochemicals, including the construction, operation and exploitation of land areas, warehouses, ships, tanks, dry ports, marine terminals and facilities of any kind, for the management of petroleum and/or energy products, by any of the modalities provided by such law, including but not limited to, obtaining concessions, permits and/or authorizations, as appropriate, under the terms of Title Three of the Hydrocarbons Law (Título Tercero de la Ley de Hidrocarburos).

—- Q) The rendering of the Auxiliary Service for the Railway Freight Terminal, the Railway Auxiliary Service for transshipment and transfer of liquids, the Railway Auxiliary Service of railway equipment maintenance workshops and the provision of the transfer of liquids in any of its modalities.

—- R) The establishment of navigation services, transport, passengers and cargo, between the ports of the country and abroad, if necessary, the acquisition of boats for the aforementioned purposes and the operation of docks, shipyards and any other necessary construction or work for the initiation and development of its services.

—- S) The acquisition of concessions, permits, subsidies and legal franchises related to any of the activities of its corporate purpose and acquiring by any legal title, including by concession of public power, direct ownership over lands, waters or their accessions and exploiting them, whether for irrigation, to generate driving force or for industrial objects.

—- T) The manufacture, sale, distribution, lease, import, export, transportation, supply, assembly, transport, loading, consignment, sale, deposit, mediation, commission, exploitation, commercialization and industrial and commercial use in general of all types of products allowed by the laws and in general, all kinds of domestic or foreign goods or merchandise, either as raw material, semi- finished products and perform with them trade acts in any form on their own or by third parties.

—- U) The rendering of handling, storage and custody of foreign goods services, either owned by the Company or by third parties with whom the Company enters into an agreement.

—- V) The private transportation of goods owned by the Company or related to their activities, as well as of persons related to the same purpose, without involving the provision of federal public transportation in any of its forms.

—- W) The operation as a shipping company and performance of all activities related to its operation and carrying out all the formalities before the competent authorities to obtain the proper permits.

—- X) Purchase, lease, charter and enter into any type of contract with foreign and Mexican vessels as well as registering and obtaining the Mexican flag for the vessels that may require it.

—- Y) To act as consignee agent for vessels and perform all activities related to the operation as such.

—- Z) The manufacture, sale, distribution, lease, import, export, exploitation and overall development of all types of industrial and commercial equipment, machinery, tools, spare parts and parts, motor carriers and any articles or commercial items.

—- AA) The exploitation of the various engineering branches in all its aspects either pure or applied, as well as projects and construction works.

—- BB) Entering into contracts for construction, design, engineering, and supply of technical and professional services, the development of architectural projects, installation of technical and mechanical infrastructure, and any other applications necessary, convenient or conducive to the development and prosperity of the Company, including participating in competitions, public or private bids or offers either national or international.

—- CC) Acquire, sell, manage, lease or receive in lease or sublease, give or receive on loan, exchange, encumber in any way, exploit, affect or be a trustee in trust and, in general, enter into any legal act that involves acquiring, transferring or guaranteeing the rights of ownership or possession of all real or personal types of property, as deemed necessary or convenient for the development and prosperity of the Company, or to directly or indirectly support the development of the Company.

—- DD) Build, plan, design, decorate, manage and operate in any manner all kinds of buildings, factories, warehouses, houses and apartments on their own or through third parties.

—- EE) Provide and receive any type of technical, administrative, sales, advertising, monitoring, technical assistance, consultation and advice services on industrial, tax, accounting, commercial, financial, and any other type of matters.

—- FF) Order, obtain, buy, lease, assign or otherwise acquire or dispose of trademarks, trade names, copyrights, patents, inventions and processes, know-how and, in general, intellectual and industrial property rights, as well as licenses over them.

—- GG) Enter into or agree on agency operations, mediation, technical assistance, professional services, consulting, distribution, supply, leasing and factoring, brokerage and generally all kinds of contracts or agreements involving services to or for third parties, as a result of the obligations or duties incurred by virtue of entering into the contracts in this subparagraph.

—- HH) Give or take money on loan, secured or unsecured, including the issuance of debt securities in public or private sale that represent loans with the investing public.

—- II) Issue, draw, sign, accept, endorse, guarantee and enter into any type of commercial or legal transaction, regarding negotiable instruments, with national or foreign credit institutions, as well as agents and securities intermediaries, in investment companies and auxiliary credit organizations and in any organization, corporation or association, any and all types of transactions necessary or convenient for the fulfillment of its corporate purpose, including entering into repurchases, loans, trusts, mandates, agencies or any contract or agreement either for the purpose of investing its resources, to obtain financing, or where appropriate, to affect, transmit or to pledge the negotiable instruments referred to in this subparagraph.

—- JJ) To execute guarantees, bonds and, in general, guarantee, including with pledges and mortgages, obligations incurred on behalf of third parties, with or without consideration.”

SECOND:

MR. ROGELIO ZAMBRANO LOZANO, MR. FERNANDO ÁNGEL GONZÁLEZ OLIVIERI, MR. ROGER SALDAÑA MADERO and MR. RENÉ DELGADILLO GALVÁN are appointed to appear, jointly or separately, before a Notary Public of their choice to record the restatement of the bylaws, incorporating the amendments approved at this Extraordinary Shareholders’ Meeting, and manage its registration in the corresponding Public Registry of Commerce, if necessary

In relation to the Second Item on the Agenda, by majority vote in favor and with the opposing vote of 12’510,870 (twelve million, five hundred ten thousand, eight hundred seventy) shares, the following Agreements was made:

THIRD:

MR. ROGELIO ZAMBRANO LOZANO, MR. FERNANDO ÁNGEL GONZÁLEZ OLIVIERI, MR. ROGER SALDAÑA MADERO and MR. RENÉ DELGADILLO GALVÁN are appointed to appear, jointly or separately, before a Notary Public of their choice to record the minutes of this Extraordinary Shareholders’ Meeting and to formalize the Resolutions adopted, and manage their registration in the corresponding Public Registry of Commerce, if necessary